SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                               FORM 11-K



(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

                For the fiscal year end December 31, 1999

                               OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from                 to

Commission file number 1-12454

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                       RUBY TUESDAY, INC. SALARY DEFERRAL PLAN


  B. Name of issuer of the securities held pursuant to the Plan and address of its principal executive office:

                               RUBY TUESDAY, INC.
                             150 West Church Avenue
                           Maryville, Tennessee 37801




Exhibit index appears at page 2. This report contains a total of 16 pages.

                                  EXHIBIT INDEX



Exhibit                                                        Page
Number          Description                                   Number


1          Annual Report to Security-Holders                   6
23a        Consent of KPMG LLP, Independent Auditors,         16
           dated June 28, 2000
23b        Consent of Ernst & Young LLP, Independent          16
           Auditors, dated June 28, 2000